Exhibit 2

FORM OF LOCK-UP AGREEMENT

____________, 2025

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) and Keefe, Bruyette & Woods, Inc., as representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Central Bancompany, Inc., a Missouri corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley (the “Underwriters”), of [●] shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

(a)            transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions;

(b)            transfers of shares of Common Stock or any security convertible into Common Stock:

(i)             as a bona fide gift,

(ii)            to any immediate family member, any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or any of their respective successors upon death (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) in a transaction not involving a disposition for value,

(iii)           to any beneficiary of the undersigned pursuant to a will, other testamentary document or applicable laws of descent,

(iv)           to the Company, to satisfy any tax withholding obligations of the Company or the undersigned, or to satisfy the exercise price of stock options by the undersigned, upon the exercise or vesting of equity awards outstanding as of the date of the Prospectus and disclosed in the Registration Statement and Prospectus or hereinafter granted under any equity incentive plan of the Company described in the Registration Statement and Prospectus,

(v)            to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned,

(vi)           by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement,

(vii)          as part of any net or cashless exercise of stock options or vesting, delivery or settlement of restricted shares, restricted stock units or other awards granted pursuant to any equity incentive plan of the Company described in the Registration Statement and Prospectus,

(viii)         as restricted shares granted to Company employees in the ordinary course pursuant to any equity incentive plan of the Company described in the Registration Statement and Prospectus, or

(ix)            to the voting trust established by the Amended and Restated Voting Trust Agreement, dated March 5, 2025, by and among the Company, the shareholders parties thereto, and Sam Bryan Cook, Robert M. Robuck and Robert R. Hermann, Jr. as trustees (the “Voting Trust”);

(c)            to the Underwriters pursuant to the Underwriting Agreement;

(d)            distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned; and

(e)            facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period;

provided, that (A) in the case of any transfer, disposition or distribution pursuant to clauses b(i), (ii), (iii), (v), (vi) and clause (d), each transferee, donee or distributee shall sign and deliver a lock-up agreement substantially in the form of this agreement; (B) in the case of any transfer, disposition or distribution pursuant to clauses b(i), (ii), (v) and clause (d), no public announcement or filing under Section 16(a) of the Exchange Act or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period with respect to such transfer, disposition or distribution; and (C) in the case of any transfer, disposition or distribution pursuant to clauses b(iii), (vi) and (ix), no public announcement or filing under Section 16(a) of the Exchange Act or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of Common Stock, shall be voluntarily made during the Restricted Period with respect to such transfer, disposition or distribution and, to the extent such public announcement, filing or disclosure is required by law, it shall clearly indicates that it relates to the circumstances described in clauses b(iii), (vi) or (ix), as the case may be, including that the securities are subject to the terms of a lock-up agreement or lock-up arrangements under the Voting Trust Agreement.

In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

[If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the offering.]1

[If the undersigned is an officer or director of the Company, (i) Morgan Stanley agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, Morgan Stanley will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Morgan Stanley hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration or to an immediate family member as defined in FINRA Rule 5130(i)(5) and (b) the transferee has agreed in writing to be bound by the same terms described in this agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.]2

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

1 Insert if the undersigned is an executive officer or director of the Company (FINRA Rule (5131(d)(2)).

2 Insert if the undersigned is an executive officer or director of the Company (FINRA Rule (5131(d)(2)).

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering of the Shares and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to you in connection with the Public Offering, the Underwriters are not making a recommendation to you to participate in the Public Offering or sell any Shares at the price determined in the Public Offering, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation. The undersigned further acknowledges and agrees that none of the Underwriters has made any recommendation or provided any investment or other advice to the undersigned with respect to this agreement or the subject matter hereof, and the undersigned has consulted its own legal, accounting, financial, regulatory, tax and other advisors with respect to this agreement and the subject matter hereof to the extent the undersigned has deemed appropriate.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

The undersigned understands that if (i) either the Representatives, on the one hand, or the Company, on the other hand, informs the other in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the Public Offering, (ii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder, (iii) the Registration Statement is withdrawn prior to the execution of the Underwriting Agreement or (iv) the Underwriting Agreement is not executed on or before March 31, 2026, provided that the Company may by written notice to the undersigned prior to such date extend such date for a period of up to an additional three months, then, in each case, this agreement shall automatically, and without any action on the part of any other party, be of no further force and effect, and the undersigned shall be automatically released from all obligations under this letter agreement.

This agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This agreement shall be governed by and construed in accordance with the laws of the State of New York.

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